Exhibit 5.1

March 15, 2006 Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, Texas 77002	Mayer, Brown, Rowe & Maw LLP 700 Louisiana Street Suite 3600 Houston, Texas 77002-2730 Main Tel (713) 221-1651 Main Fax (713) 224-6410 www.mayerbrownrowe.com

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Dynegy Inc., an Illinois corporation (the “Company”), in connection with the registration of 54,598,388 shares of Class A Common Stock, no par value, of the Company (the “Shares”) issuable upon conversion of the Company’s $225,000,000 aggregate principal amount of its 4.75% Convertible Subordinated Debentures due 2023 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of August 11, 2003, by and among the Company, Dynegy Holdings Inc. and Wilmington Trust Company, as trustee (the “Indenture”). This opinion is delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to which this opinion is an exhibit.

As counsel to the Company, we have examined originals or copies certified to our satisfaction as being true and complete copies of the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors, the Indenture, a specimen of the Notes, and such records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Notes in conformity with the provisions of the Indenture and the other terms and conditions of the offer described in the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Illinois.

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Dynegy Inc.

March 15, 2006

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP